EXHIBIT 10.7.5

TIER III POST- 65 RETIREE PROGRAM

Effective Date: November 6, 2012

Tier III Post - 65 Retiree Program. The Tier III Post - 65 Retiree Program covers (i) CBL officers of the level of senior vice president or above, (ii) who retire after the effective date hereof, (iii) who have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement, (iv) who are 65 years of age and older, (v) who are participating in the CBL group medical insurance plan on the date of such retirement, and (vi) who no longer have a “current employment status” with CBL (such employees/officers being referred to herein as “Tier III Retirees”).

For purposes of clarification, a Tier III Retiree includes the persons referenced above who have retired from active employment with CBL and (i) who may continue in any part-time capacity with CBL; (ii) who may continue to provide services to CBL under any consulting agreement or similar agreement; or (iii) who are not continuing to provide services to CBL in any capacity.

The Tier III Post - 65 Retiree Program benefits for a Tier III Retiree (and his/her spouse who is insured by CBL's health insurance plan on the date of the retirement of the Tier III Retiree) are that the Tier III Retiree and his/her covered spouse would be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his/her retirement but with the Tier III Retiree and his/her covered spouse having to pay the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree's retirement. For the initial period of five (5) years from the date of the Tier III Retiree's retirement, the Tier III Retiree and his/her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his/her covered spouse.

Any tax obligations imposed on the Tier III Retiree for this retirement benefit shall be the sole responsibility of the Tier III Retiree (and spouse if applicable).

CBL may terminate this Tier III Post - 65 Retiree Program as to Tier III Retirees and Tier III Grandfathered Executives, as defined below, at any time following the initial adoption hereof by providing at least 12-month's prior written notice to Tier III Retirees and their spouses if applicable and the Tier III Grandfathered Executives, as defined below.

CBL may terminate this Tier III Post - 65 Retiree Program at any time following the initial adoption hereof for any reason on a prospective basis as to any CBL employee(s) who have not retired from CBL as of the date of such termination of the program; provided, however, any CBL employee who is also an officer of CBL of the level of senior vice president or above who would have otherwise qualified as a Tier III Retiree if such employee/officer had retired from employment with CBL as of the date of such termination of the Tier III Post - 65 Retiree Program (the “Tier III Grandfathered Executives”) shall be grandfathered in and thus entitled to the Tier III Post - 65 Retiree Program benefits on the date of such employee's/officer's subsequent retirement.

By way of clarification, on any termination of the Tier III Post - 65 Retiree Program, such termination shall be as to either (i) all Tier III Retirees and their spouses if applicable (after applicable notice) and all Tier III Grandfathered Executives (after applicable notice) and all CBL employees who have not retired from CBL as of the date of such termination or (ii) all CBL employees who have not retired from CBL as of the date of such termination except for Tier III Grandfathered Executives.